QUIZNO'S ANNOUNCES RECEIPT OF GOING PRIVATE PROPOSAL


DENVER, Colo. December 29, 1998 - On December 29, 1998, the Quizno's Corporation (the "Company") announced that its Board of Directors has formed a Special Committee to evaluate a proposal it has received from Richard E. Schaden and Richard F. Schaden, the President and Chief Executive Officer, and the Vice President and Secretary, respectively, of the Company for the acquisition, by an entity to be formed by them, of all of the outstanding shares of the Company (other than the shares owned by certain affiliated shareholders). The Schadens proposed a price per share of $7.84 to $8.20, which is equal to 110-115% of the closing price of the Company's registered common stock on December 28, 1998, as stated on the NASDAQ SmallCap Market (which closing price was $7.125). The final price will be based on negotiations with the Special Committee, and will be payable in cash. The proposal is subject to, among other things, (1) the execution and delivery of a definitive acquisition agreement and satisfaction of all conditions set forth therein, (2) receipt of a fairness opinion or an appraisal of the fair value of the shares to the Special Committee that indicates that the price payable to the stockholders is fair value to the stockholders of the Company (3) receipt of satisfactory financing for the transaction, (4) approval of the proposed transaction by the Special Committee of the Board, the full Board of Directors and the Company's stockholders and (5) applicable regulatory approval. There can be no assurance that a definitive acquisition agreement will be executed and delivered, that acceptable financing will be arranged, or that the proposed transaction will be consummated.

The proposed acquisition may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. This press release shall not constitute an offer or a solicitation of an offer to buy such securities.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include whether the proposed acquisition transaction will be completed, the availability of financing sources for the transaction, and approval by various parties.

For more information contact:

Patrick E. Meyers, Vice President & General Counsel
The Quizno's Corporation (303) 291-0999